Exhibit 10.2

SECURED PROMISSORY NOTE

Date: March 21, 2008	$10,000,000.00

FOR VALUE RECEIVED, the undersigned, Chapeau, Inc., a Utah corporation (the “Borrower”), promises to pay to the order of TEFCO, LLC, a Virginia limited liability company (the “Lender”), at such address as the Lender may specify in writing, the principal sum of TEN MILLION DOLLARS ($10,000,000.00) (the “Loan Amount”), or if less, the aggregate unpaid principal amount outstanding, with interest until maturity, whether by acceleration or otherwise, in an amount per annum as may be calculated from time to time pursuant to Section 3 below (“Interest”). Prior to the date of this Note, Lender made the following advances (each, an “Advance” and, collectively, the “Advances”) to Borrower on the following dates (each, and “Advance Date”):

	Amount of Advance	Date of Advance

	$2,500,000	December 20, 2007

	$ 500,000	January 25, 2008

	$ 500,000	February 1, 2008

	$ 500,000	February 11, 2008

	$1,000,000	February 19, 2008

	$ 500,000	February 25, 2008

	$1,300,000	March 6, 2008

Total:	$6,800,000

 On the date of issuance of this Note, THREE MILLION TWO HUNDRED THOUSAND DOLLARS ($3,200,000) shall be disbursed by Lender to Borrower (the “Final Disbursement”), for an aggregate disbursement, inclusive of all of the Advances, of TEN MILLION DOLLARS ($10,000,000).  Notwithstanding anything set forth in this Note to the contrary, for the purposes of calculating Interest, this Note shall be deemed outstanding in the amount of the Advances set forth above as of their respective Advance Dates, and with respect to any advances made on or after the date first written above, as of the date actually advanced.

1.	The principal amount payable under this Note shall be the Loan Amount, less principal payments actually received by the Lender after the date hereof.

2.	The books and records of the Lender shall be the best evidence of the principal amount and the unpaid Interest owing at any time under this Note and shall be conclusive absent manifest error.

3.
As of the first Advance Date, Interest shall accrue on the principal balance outstanding from time to time under this Note until such principal balance is paid in full.  The Borrower shall make regular quarterly payments in arrears of all accrued and unpaid Interest, until the Maturity Date (as defined below) when all amounts outstanding under this Note shall be due and payable in full.

a.
Commencing on the 1st day of April, 2008 and continuing on each quarterly anniversary thereafter, until and including the Maturity Date, at which time the unpaid principal balance of the Note then outstanding shall be payable in full in cash; all payments of Interest accrued under this Note shall be payable in that number of shares of Common Stock  determined as follows (the “Shares”): (i) (A) the principal balance in question multiplied by (B) 0.17, with such product then multiplied by (ii)(A) the number of days in the period for which the principal balance in question was outstanding divided by (B) 365, and with such amount then divided by (iii) the volume weighted average closing price of one share of Common Stock on the over-the-counter bulletin board, or such other exchange, market or listing service on which shares of Common Stock trade subsequent to the date of this Note, over the quarterly period in question.

b.
The calculation of Interest hereunder shall be made without setoff or counterclaim, within 5 business days of April 1, 2008 and within 5 business days following each quarterly anniversary thereafter until the Maturity Date, provided that, in each instance, the payment of such Shares shall occur within 5 business days of the calculation thereof.

4.
All payments in cash under this Note shall be in immediately available United States funds.  If any payment of principal or Interest under this Note shall be payable on a day other than a business day such payment shall be extended to the next succeeding business day and Interest shall be payable during such extension in the manner set forth above. “Maturity Date” means March 21, 2010 unless paid or prepaid in full or otherwise accelerated in accordance with the terms of the Agreement and this Note.

5.
The principal amount hereof that is outstanding at any time may be prepaid in cash at such time, in whole or in part, together with any Interest accrued thereon, without penalty or premium upon thirty (30) days prior written notice to the Lender.

6.
If this Note is not paid when due, the Lender may, at its election, and upon written notice to the Borrower, do any one or more of the following: (1) declare all obligations under this Note immediately due and payable; and (2) exercise any one or more of the rights and remedies granted to the Lender under the terms of that certain Turnkey Project Acquisition, Loan and Security Agreement dated as of an even date herewith (the “Agreement”) by and between the Borrower and the Lender, this Note and/or applicable law. Capitalized terms not otherwise defined herein shall have the meanings therefor, as set forth in the Agreement.

7.
This Note shall be secured by a first priority security interest in the Collateral, as further set forth in the Agreement. The Lender shall have such rights and remedies with respect to the Collateral as are set forth in the Agreement or otherwise available under the provisions of the Uniform Commercial Code in the applicable jurisdiction, in addition to all other rights and remedies existing at law, in equity, or by statute or provided in this Note, which may be exercised without notice to, or consent by, the Borrower.

8.
The Borrower waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices and agrees that no extension or indulgence of the Borrower or release, substitution or non-enforcement of any security, or release or substitution of the Borrower, any guarantor or any other party, whether with or without notice, shall affect the obligations of the Borrower.

9.
Upon commencement of any bankruptcy, reorganization, arrangement, adjustment or debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceeding of any jurisdiction relating to the Borrow, all amounts owed by the Borrower to the Lender shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

10.
The Borrower agrees to reimburse the holder or owner of this Note for any and all costs and expenses (including without limitation reasonable attorneys’ fees) incurred in collecting or attempting to collect on this Note or incurred in any other matter or proceeding relating to this Note.

11.
This Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws and decisions of the State of California without regard to conflict of law principles. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND HEREBY WAIVES ANY OBJECTION TO SUCH FORUM BASED ON FORUM NON-CONVENIENS. IN ADDITION, THE LENDER AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS NOTE.

12.
Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Whenever in this Note reference is made to the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns; provided however, that the obligations of the Borrower hereunder shall not be assignable or otherwise transferable without the prior written consent of the Lender. The provisions of this Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

13.
The Borrower acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by an officer of the Lender expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note.

14.	THE MAXIMUM INTEREST RATE PAYABLE PURSUANT TO THIS NOTE SHALL NOT EXCEED THE HIGHEST APPLICABLE USURY CEILING.

15.
Notwithstanding anything contained herein to the contrary, any claim, dispute, or controversy of whatever nature arising out of or relating to this Note,  including, without limitation, any action or claim based on tort, contract, or statute or concerning the interpretation, effect, termination, validity, performance, and/or breach of this Note (“Claim”), shall be resolved by final and binding arbitration before one (1) arbitrator (the “Arbitrators”) selected from and administered by JAMS in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes.  The arbitration shall be held in Los Angeles, California.

(a)                      Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision.

(b)                      The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The Arbitrator shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering, or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify, or materially change this Note or any other agreements contemplated hereunder, provided that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily authorized.  The Arbitrator also shall be authorized to grant any temporary, preliminary, or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Note, including, without limitation, an injunction or order for specific performance.

(c)                      Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration and shall pay an equal share of the fees and costs of the Arbitrator, provided that the Arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Arbitrator.  Each party shall fully perform and satisfy the arbitration award within 15 days of the service thereof.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first set forth above.

“BORROWER”

Chapeau, Inc.,
a Utah corporation
By: /s/ Guy. A. Archbold
Name: Guy A. Archbold, Chief Executive Officer